Exhibit 10.10

June 21, 2018

Re:  Second Amended and Restated Chairman Agreement

Dear David:

This agreement (the “Agreement”) amends and restates the Amended and Restated Chairman Agreement, dated October 3, 2017, between you and Rubius Therapeutics, Inc. (the “Company”) with respect to the position of the Company’s Chairman of the Board (“Chairman”). The terms of your engagement are set forth below.  Except as otherwise specified herein, this Agreement shall be effective as of the date hereof  (the “Restatement Effective Date”), and any changes in the rate of the compensation payable hereunder from that previously in effect shall take effect as of the Restatement Effective Date.

1.                                      Position.  You will serve as Chairman, in which  capacity you will undertake a strategic leadership role for the Company, and provide guidance and oversight for the chief executive officer of the Company, who will have responsibility for the Company’s day-to-day operations.  As Chairman, you be a non-employee director and accordingly will be treated as an independent contractor.  As the Company’s Chairman, you will report to and serve at the pleasure of the Company’s Board of Directors (the “Board”).

2.                                      Base Retainer.  The Company will pay Remedii LLC, a limited liability company for which you are the Managing Member, a base retainer at the rate of $495,000 per year. All annual base retainer payments will be made in substantially equal monthly installments and will be subject to applicable deductions and withholdings. Your base retainer will be subject to periodic review and adjustments at the Company’s discretion.

3.                                      Time Commitment; Non-Competition.  It is understood and agreed that you will dedicate approximately 50 working days per year to the Company.  With respect to your time during which you are not engaged with the Company and/or Flagship Pioneering, Inc. (“Flagship”) (or one of its portfolio companies), you retain the right to provide services to other companies or entities that are not venture capital firms and that are not competitive with Flagship or one of its portfolio companies (as of the time of your involvement to such other companies); provided, that during your engagement with the Company and for a period of one (1) year after any termination of your services hereunder by you, you may not provide services to any business, commercial entity, or enterprise that competes with any business developing or marketing genetically-modified red blood cells or that competes directly or indirectly with the Company (“Competing Services”).  The foregoing shall not prevent you from (i) conducting academic research, teaching or related non-commercial activity and (ii) providing services as an Executive Partner with Flagship, or serving as a board member, founding team member, or advisor to one of Flagship’s portfolio companies. Notwithstanding any other agreement with the Company or Flagship to the contrary, neither the Company nor any of its affiliates shall have any ownership interest, license or other rights in respect to any work product that you produce, create, develop or otherwise contribute to by reason of your permitted service for any person other than the Company or any of its affiliates.

4.                                      On-Site Presence.  It is understood that, from time to time, your presence might be necessary on site at the Company’s office in Massachusetts; however, it is agreed and understood that you shall not be required to relocate to Massachusetts.  To the extent that you are required to travel in the performance of your duties, you will be reimbursed for the costs incurred in connection therewith, and shall be permitted to fly business class or equivalent.

5.                                      Equity

(a)  Upon the date the Company’s registration under the Securities Exchange Act of 1934, as amended, relating to the initial public offering of the capital stock of the Company becomes effective, provided that you continue to provides services to the Company in the role of Chairman through such date, you will be granted a one-time stock option award to purchase a number of shares of the Company’s common stock that, as of the grant date, equals approximately 2% of the Company’s equity on a fully diluted basis (the “IPO Option”).  The IPO Option shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and shall vest and become exercisable in full on the third anniversary of the grant date, subject to your continued service to the Company through such date; provided, however that the IPO Option shall become fully vested and exercisable upon a Sale Event as defined in the Company’s 2018 Stock Option and Incentive Plan.  In addition, in the event that (i) your service with the Company terminates due to your death or disability or (ii) the Company shall terminate your service for any reason other than Cause (as defined below), in either case prior to the third anniversary of the grant date of the IPO Option, you shall be deemed vested in a pro-rated portion of the IPO Option, based on your actual service from and after the grant date and through and including the date your employment terminates.  You shall be able to exercise the IPO Option, to the extent that it shall have become vested and exercisable in accordance with its terms, until the earlier of (i) one year following the termination of your service as Chairman and (ii) the expiration of the term of such IPO Option.  Notwithstanding the foregoing, the IPO Option shall terminate immediately, whether or not then vested and exercisable, in the event that your services as Chairman are terminated for Cause.

(b)  In addition to the IPO Option, immediately following each annual meeting of the Company’s stockholders, you will be granted an annual equity grant of an option to purchase shares of the Company’s common stock with a grant date fair value of approximately $405,000 (each, an “Annual Option” and, together with the IPO Option, the “Options”).  Each Annual Option shall be vested and exercisable in full upon the date of grant.  You will be able to exercise each Annual Option until the earlier of (i) one year following the termination of your service as Chairman and (ii) the expiration of the term of the applicable Annual Option.  Notwithstanding the foregoing, any outstanding Annual Options shall terminate immediately in the event that your services as Chairman are terminated for Cause.

(d)  Except as otherwise expressly provided herein, the terms of the Company’s applicable equity incentive plan and each option agreement issued in connection with the Options (such documents, together with the equity incentive plan(s) and equity award agreements governing any other stock-based awards held by you, the “Equity Documents”) shall apply to the Options.

(e)  With respect to the Options, Cause shall be defined to mean (A) your continuing failure (except where due to physical or mental incapacity) to substantially perform your duties hereunder; (B) your willful misconduct, malfeasance or gross neglect in the performance of your duties hereunder; (C) your commission of a felony or a misdemeanor involving moral turpitude; (D) your material breach of Section 3 or 7 of this Agreement; or (E) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(f)  On June 21, 2018 (the “Note Forgiveness Date”), the full principal amount of, and accrued interest on, each of the promissory notes issued by you to the Company to facilitate the purchase of restricted stock, dated January 27, 2017 and May 16, 2017, respectively, shall automatically be forgiven.  The Company shall return the original promissory notes to you, or make appropriate notations thereon that such notes shall have been deemed satisfied.  For the avoidance of doubt, you shall be solely responsible for any taxes payable on the amount forgiven and the terms and conditions otherwise applicable in respect of the shares purchased with such notes shall continue in full force and effect following the Note Forgiveness Date, except as expressly provided in this Section 5(f).

6.                                      At-Will Relationship; Accrued Obligations.  Your relationship with the Company is “at will,” meaning you or the Company may terminate it at any time for any or no reason.  In the event of your separation from the Company for any reason, the Company shall pay you (i) your base retainer through the date of your separation and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

7.                                      Confidential Information and Restricted Activities.  By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s form confidential information agreement (the “Confidentiality Agreement”) attached as Exhibit 1, the terms of which are incorporated by reference herein.  You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.                                      Taxes.  You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

9.                                      Interpretation, Amendment and Enforcement.  This Agreement, including the Confidentiality Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your relationship with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your relationship with the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

10.                               Assignment.  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Confidentiality Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

11.                               Miscellaneous.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

12.                               Other Terms.  By signing this Agreement, you represent to the Company that, except as referenced in Section 3 hereof, you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company.  With respect to your services for the Company, you shall be entitled to be indemnified in accordance with any indemnification policies established by the Company for the benefit of officers and directors of the Company, including being eligible for coverage under any director and officer liability insurance policies that the Company may have in effect from time to time, on the same terms as apply to the Company’s other officers and directors.

Please acknowledge, by signing below, that you have accepted this amended and restated Agreement.

Very truly yours,

By:	/s/ Noubar B. Afeyan

I have read and accept this second amended and restated Agreement on behalf of myself and in my capacity as the Managing Member of Remedii LLC:

/s/ David Epstein	June 21, 2018
David Epstein	Date
17121 Collins Ave, Apt. 2104
Sunny Isles Beach, Fla. 33160